Exhibit 99.1

PRESS RELEASE

INVESTOR CONTACT

Lisa Ewbank

Synopsys, Inc.

650-584-1901

EDITORIAL CONTACT:

Yvette Huygen

Synopsys, Inc.

650-584-4547

Synopsys Posts Financial Results for

First Quarter of Fiscal 2005

MOUNTAIN VIEW, Calif. February 16, 2005 – Synopsys, Inc. (Nasdaq:  SNPS), a world leader in semiconductor design software, today reported results for the first quarter ended January 31, 2005.

For the quarter, Synopsys reported revenue of $241.3 million, a 15% decrease compared to revenue of $285.3 million for the first quarter of fiscal 2004, but in line with the Company’s targets.  The decrease was expected, and is due primarily to a lower percentage of upfront license revenue, driven by the shift in the fourth quarter of fiscal 2004 in Synopsys’ license mix away from software licenses on which revenue is recognized when the product is shipped toward licenses on which revenue is recognized over the term of the license.

GAAP Results

On a generally accepted accounting principles (GAAP) basis, for the first quarter of fiscal 2005, net loss was ($14.6) million, or ($0.10) per share, compared to net income of $32.2 million, or $0.19 per share, for the first quarter of fiscal 2004.

Non-GAAP Results

On a non-GAAP basis, for the first quarter of fiscal 2005, net income was $14.4 million, or $0.10 per share, compared to non-GAAP net income of $54.3 million, or $0.33 per share, for the first quarter of fiscal 2004.

The year-over-year decrease in GAAP and Non-GAAP net income was due primarily to lower revenue due to the license mix shift, increased compensation costs as a result of additional headcount added in fiscal 2004 primarily due to acquisitions, and, in the case of GAAP net income, in-process research and development charges related to the first quarter acquisition of ISE Integrated Systems Engineering AG.

Other income for the first quarter of fiscal 2005 was approximately $4.7 million, higher than expected due primarily to a one-time recognition of $3.9 million of cumulative and current quarter gains on the Company’s yen-dollar hedges, based on a reevaluation of the application of SFAS 133 on the Company's hedging activity.

A description of the items excluded from non-GAAP results and a reconciliation of GAAP and non-GAAP results are contained in the section entitled “GAAP Reconciliation” below, and the Unaudited Condensed Consolidated Statements of Income included in this press release.

 “Q1 was a very good quarter.  I am excited to see the pieces coming together on a vision we have been pursuing for several years,” said Aart de Geus, chairman and chief executive officer.  “Across the board, our latest technology advances are showing success and the anticipation of new technology in 2005 is contributing to the momentum we see.  We are also expanding our addressable market beyond the traditional bounds of EDA and adding significantly to Synopsys’ competitive differentiation.”

Fiscal 2005 Financial Targets

Synopsys also announced its operating model targets for the second quarter and full fiscal year 2005.  These targets are forward-looking information and are based on current expectations.  For a discussion of factors that could cause actual results to differ materially from these targets, see “Forward-Looking Statements” below.

Second Quarter of Fiscal 2005 Targets

•                  Revenue:  $238 million - $248 million

•                  Non-GAAP expenses:  $222 million - $232 million

•                  GAAP expenses: $258 million - $268 million

•                  Other income and expense:  $(2) million – $2 million

•                  Fully diluted outstanding shares:  142 million - 150 million

•                  Tax rate applied in net income calculations:  28%

•                  Non-GAAP earnings:  $0.06 - $0.10 per share

•                  GAAP earnings: $(0.12) - $(0.08) per share

•                  Revenue from backlog:  > 90% of revenue

Fiscal Year 2005 Targets

•                  Revenue:  $940 million - $980 million

•                  Fully diluted outstanding shares:  142 million - 150 million

•                  Tax rate applied in net income calculations:  31%

•                  Non-GAAP earnings:  $0.26 - $0.36 per share

•                  GAAP earnings: $(0.29) - $(0.19) per share

These targets supersede all fiscal 2005 financial targets previously given by Synopsys.  The full-year fiscal 2005 GAAP earnings targets above do not include the impact of new accounting rules requiring the expensing of stock options which take effect during Synopsys’ fourth quarter of fiscal 2005.

GAAP Reconciliation

Non-GAAP net income consists of GAAP net income excluding, to the extent incurred in a particular quarter or fiscal year, amortization of intangible assets and deferred stock compensation, in-process research and development charges, integration and other acquisition-related expenses and facilities and workforce realignment charges. Intangible assets consist primarily of purchased technology, contract rights intangible, customer-installed base/relationships, trademarks and tradenames, covenants not to compete, customer backlog and other intangibles.  Non-GAAP net income is reduced by the amount of additional taxes that Synopsys would accrue if it used non-GAAP results instead of GAAP results to calculate Synopsys’ tax liability.

Synopsys’ management evaluates and makes operating decisions primarily based on the bookings and revenues of its core software and services business operations and the direct, ongoing and recurring costs of those operations such as cost of revenues and research and development, sales and marketing and general and administrative expenses.  Management does not believe amortization of intangible assets and deferred stock compensation, in-process research and development charges, integration and other acquisition-related expenses and facilities and workforce realignment charges are ordinary, ongoing and recurring operating charges for Synopsys’ core software and services business operations.  Therefore, management calculates the non-GAAP financial measures used in this earnings release excluding these charges and uses these non-GAAP financial measures to enable it to analyze further and more consistently the period-to-period financial performance of its core business operations.  Management believes that, although it is important for investors to understand GAAP measures, providing investors with these non-GAAP measures gives them additional important information to enable them to assess, in a way management assesses, Synopsys’ current and future continuing operations.

Reconciliation of First Quarter Results

The following tables reconcile the specific items excluded from GAAP in the calculation of non-GAAP earnings per share and non-GAAP expenses for the first quarter of fiscal 2005.  A reconciliation of non-GAAP to GAAP net income for the first quarter is included in the Unaudited Condensed Consolidated Statements of Income contained elsewhere in this release.

GAAP to Non-GAAP Reconciliation of First Quarter Results

(in thousands, except per share data)

	Three Months Ended January 31,
	2005	2004
GAAP earnings (loss) per share	$(0.10)	$0.19
Adjustments:
Amortization of intangible assets and deferred stock compensation	0.25	0.21
In-process research and development	0.04	—
Realignment charges, net of those settled at a lower cost than estimated	—	(0.01)
Facilities realignment charges	—	0.01
Tax effect	$(0.09)	(0.07)
Non-GAAP earnings per share	$0.10	$0.33

Shares used in calculation	146,060	165,864

Three Months Ended January 31, 2005

GAAP expenses	$265,657
Adjustments:
Amortization of intangible assets and deferred stock compensation	(36,951)
In process research and development	(5,700)
Non-GAAP expenses	$223,006

Reconciliation of Estimated Target Operating Results

The following tables reconcile the specific items excluded from GAAP in the calculation of target non-GAAP operating results for the periods indicated below:

GAAP to Non-GAAP Reconciliation of Target Second Quarter and Fiscal Year 2005 Targets

(in thousands, except per share data)

	Range for Three Months Ending April 30, 2005
	Low	High
Target GAAP expenses	$258,000	$268,000
Adjustment:
Estimated impact of amortization of intangible assets and deferred stock compensation	(36,000)	(36,000)
Target Non-GAAP expenses	$222,000	$232,000

	Range for Three Months Ending April 30, 2005
	Low	High
Target GAAP loss per share	$(0.12)	$(0.08)
Adjustment:
Estimated impact of amortization of intangible assets and deferred stock compensation per share, net of tax effect	0.18	0.18
Target Non-GAAP earnings per share	$0.06	$0.10

Shares used in calculation (midpoint of target range)	146,000	146,000

	Range for Fiscal Year Ending October 31, 2005
	Low	High
Target GAAP earnings per share	$(0.29)	$(0.19)
Adjustment:
In-process research and development	0.03	0.03
Estimated impact of amortization of intangible assets and deferred stock compensation per share, net of tax effect	0.52	0.52
Target Non-GAAP earnings per share	$0.26	$0.36

Shares used in calculation (midpoint of target range)	146,000	146,000

Additional Financial Information Available on Synopsys Website

In connection with this earnings release, Synopsys is making available to investors supplemental financial information, which can be found on Synopsys’ website at http://www.synopsys.com/corporate/invest/finsupp/q105.pdf. Synopsys currently intends to provide this information on a quarterly basis.

Earnings Call Open to Investors

Synopsys will hold a conference call for financial analysts and investors today at 2:00 p.m., Pacific Time.  A live webcast of the call will be available at Synopsys’ corporate website at http://www.synopsys.com/corporate/invest/invest.html.  A recording of the call will be available by calling 1-800-553-5260 (612-332-0228 for international callers), access code 769579, beginning at 5:30 p.m. Pacific Time today.  A webcast replay will also be available at http://www.synopsys.com/corporate/invest/invest.html from approximately 5:30 p.m. Pacific Time today through the time of the announcement of Synopsys’ results for the second quarter of fiscal 2005 in May 2005.  In addition, Synopsys will post copies of the prepared remarks of Aart de Geus, Chairman and Chief Executive Officer, and Steve Shevick, Chief Financial Officer, on its website at http://www.synopsys.com/corporate/invest/invest.html following the call.

Effectiveness of Information

The targets included in this release, the statements made during the earnings conference call and the information contained in the financial supplement represent Synopsys’ expectations and beliefs as of the date of this release only.  Although this release, copies of the prepared remarks of the Chief Executive Officer and Chief Financial Officer made during the call and the financial supplement will remain available on Synopsys’ website through the date of the second quarter earnings call in May 2005, their continued availability through such date does not mean that Synopsys is reaffirming or confirming their continued validity.  Synopsys does not currently intend to report on its progress during the second quarter of fiscal 2005 or comment to analysts or investors on, or otherwise update, the targets given in this earnings release until it releases such results in May 2005.  Furthermore, Synopsys is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the financial supplement whether as a result of new information, future events or otherwise unless required by law.

Availability of Final Financial Statements

Synopsys will include final financial statements for the first quarter of fiscal 2005 in its Quarterly Report on Form 10-Q to be filed in March 2005.

About Synopsys

Synopsys, Inc. (Nasdaq:  SNPS) is a world leader in electronic design automation (EDA) software for semiconductor design. The Company delivers technology-leading semiconductor design and verification platforms and IC manufacturing software products to the global electronics market, enabling the development and production of complex systems-on-chips (SoCs). Synopsys also provides intellectual property and design services to simplify the design process and accelerate time-to-market for its customers. Synopsys is headquartered in Mountain View, California and has offices in more than 60 locations throughout North America, Europe, Japan and Asia. Visit Synopsys online at http://www.synopsys.com/.

Forward-Looking Statements

The statements made in this press release regarding projected financial results in the sections entitled “Fiscal 2005 Financial Targets,” and “GAAP Reconciliation – Reconciliation of Estimated Target Operating Results” are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.  Actual results could differ materially from those described by these statements due to a number of uncertainties, including but not limited to the risk of:

•                  continued weakness or continued budgetary caution in the semiconductor or electronic systems industries;

•                  lower-than-expected research and development spending by semiconductor and electronic systems companies;

•                  lower-than-anticipated purchases or delays in purchases of software or consulting services by Synopsys’ customers, including delays in the renewal, or non-renewal, of Synopsys’ license arrangements with major customers;

•                  unexpected changes in the mix of time-based licenses and upfront licenses;

•                  lower-than-expected bookings of licenses on which revenue is recognized upfront;

•                  lower-than-anticipated new IC design starts;

•                  competition in the market for Synopsys’ products and services;

•                  failure to continue to improve Synopsys’ existing products;

•                  failure to successfully develop additional intellectual property blocks for Synopsys’ IP business or to develop and integrate its design for manufacturing products;

•                  difficulties in the ongoing integration of the products and operations of acquired companies or assets into Synopsys’ products and operations; and

•                  continued downward pressure on maintenance orders, adversely affecting Synopsys’ future level of service revenue.

In addition, Synopsys’ actual expenses and earnings per share on a GAAP basis for the fiscal quarter ending April 30, 2005 and earnings per share on a GAAP basis for full fiscal year 2005 could differ materially from the targets stated under “Fiscal 2005 Financial Targets” above for a number of reasons, including (i) a determination by Synopsys that any portion of its intangible assets have become impaired, (ii) changes in deferred stock compensation expenses caused by employee terminations, and (iii) integration and other acquisition-related expenses, amortization of additional intangible assets and deferred stock compensation associated with future acquisitions, if any.

For further discussion of these and other factors that may cause results to differ from those projected in this release, readers are referred to the reports which Synopsys has filed with the Securities and Exchange Commission, and which are available at www.sec.gov, specifically contained in Part II, Item 7 of Synopsys’ Annual Report on Form 10-K for the fiscal year ended October 31, 2004 filed with the SEC on January 12, 2005 entitled “Factors That May Affect Future Results.”  Synopsys is under no obligation to (and expressly disclaims any such obligation to) update or alter these forward-looking statements whether as a result of new information, future events or otherwise.

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Synopsys is a registered trademark of Synopsys, Inc. All other trademarks mentioned in this release are the intellectual property of their respective owners.

SYNOPSYS, INC.

Unaudited Condensed Consolidated Statements of Income (1)

(in thousands, except per share data)

	Three Months Ended January 31, 2005			Three Months Ended January 31, 2004
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Revenue:
Time-based license	$186,284	—	$186,284	$170,598	—	$170,598
Upfront license	10,798	—	10,798	59,490	—	59,490
Service	44,222	—	44,222	55,176	—	55,176
Total revenue	241,304	—	241,304	285,264	—	285,264
Cost of revenue:
License	24,847	—	24,847	20,331	197	20,528
Maintenance and services	17,029	—	17,029	15,551	—	15,551
Amortization of intangible assets and deferred stock compensation	28,099	(28,099)	—	25,240	(25,240)	—
Total cost of revenue	69,975	(28,099)	41,876	61,122	(25,043)	36,079
Gross margin	171,329	28,099	199,428	224,142	25,043	249,185
Operating expenses:
Research and development	72,917	—	72,917	70,337	483	70,820
Sales and marketing	83,990	—	83,990	70,746	371	71,117
General and administrative	24,223	—	24,223	29,137	(1,682)	27,455
In-process research and development	5,700	(5,700)	—	—	—	—
Amortization of intangible assets and deferred stock compensation	8,852	(8,852)	—	9,244	(9,244)	—
Total operating expenses	195,682	(14,552)	181,130	179,464	(10,072)	169,392
Operating income (loss)	(24,353)	42,651	18,298	44,678	35,115	79,793
Other income (expense), net	4,720	—	4,720	(1,069)	—	(1,069)
Income (loss) before provision (benefit) for income taxes	(19,633)	42,651	23,018	43,609	35,115	78,724
Provision (benefit) for income taxes	(5,081)	13,710	8,629	11,457	12,947	24,404
Net income (loss)	$(14,552)	$28,941	$14,389	$32,152	$22,168	$54,320
Basic earnings (loss) per share:
Net income (loss) per share	$(0.10)		$0.10	$0.21		$0.35
Weighted-average common shares	146,060		146,060	156,316		156,316
Diluted earnings (loss) per share:
Net income (loss) per share	$(0.10)		$0.10	$0.19		$0.33
Weighted-average common shares and dilutive stock options outstanding	146,060		146,998	165,864		165,864

(1)          Synopsys’ first quarter ends on the Saturday nearest to January 31. For presentation purposes, the unaudited condensed consolidated financial statements refer to a calendar month end.

SYNOPSYS, INC.

Unaudited Condensed Consolidated Balance Sheets (1)

(in thousands)

	January 31, 2005	October 31, 2004
ASSETS:
Current assets:
Cash and cash equivalents	$376,367	$346,709
Short-term investments	206,136	232,320
Total cash, cash equivalents and short-term investments	582,503	579,029
Accounts receivable, net of allowances of $7,185 and $8,295, respectively	108,028	132,258
Deferred income taxes	127,629	125,601
Income taxes receivable	46,522	46,583
Prepaid expenses and other current assets	27,710	29,562
Total current assets	892,392	913,033
Property and equipment, net	173,532	178,155
Long-term investments	11,472	12,831
Goodwill	667,880	593,706
Intangible assets, net	187,940	198,069
Other assets	210,473	196,393
Total assets	$2,143,689	$2,092,187

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued liabilities	$166,250	$184,146
Current portion of long-term debt	282	—
Accrued income taxes	196,517	188,096
Deferred revenue	482,192	368,913
Total current liabilities	845,241	741,155
Deferred compensation and other liabilities	58,534	51,794
Long-term deferred revenue	31,016	34,189
Stockholders’ equity:
Common stock, $0.01 par value per share; 400,000 shares authorized; 145,206 and 147,378 shares outstanding, respectively	1,451	1,474
Additional paid-in capital	1,241,531	1,240,568
Retained earnings	186,719	202,146
Treasury stock, at cost; 11,931 and 9,759 shares, respectively	(212,778)	(175,762)
Deferred stock compensation	(1,975)	(2,732)
Accumulated other comprehensive loss	(6,050)	(645)
Total stockholders’ equity	1,208,898	1,265,049
Total liabilities and stockholders’ equity	$2,143,689	$2,092,187

(1)          Synopsys’ first quarter and fiscal year end on the Saturday nearest to January 31 and October 31, respectively. For presentation pruposes, the unaudited condensed consolidated financial statements refer to a calendar month end.

SYNOPSYS, INC.

Unaudited Condensed Consolidated Statements of Cash Flows (1)

(in thousands)

	Three Months Ended January 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(14,552)	$32,152
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization and depreciation	50,482	48,230
In-process research and development	5,700	—
Deferred taxes	(7,723)	—
Write-down of long-term assets	1,568	1,401
Provision for doubtful accounts	(720)	2,000
Net change in unrecognized gains and losses on foreign exchange contracts	(3,789)	(3,633)
Loss (gain) on sale of short- and long-term investments	30	(37)
Net changes in operating assets and liabilities:
Accounts receivable	31,480	4,595
Income taxes receivable	61	653
Prepaid expenses and other current assets	2,544	(10,117)
Other assets	(6,051)	(9,502)
Accounts payable and accrued liabilities	(32,909)	(54,736)
Accrued income taxes	2,062	(22,220)
Deferred revenue	107,129	13,615
Deferred compensation	6,763	8,918
Net cash provided by operating activities	142,075	11,319

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash received	(91,293)	—
Proceeds from sales and maturities of short-term investments	97,114	124,474
Purchases of short-term investments	(71,538)	(155,529)
Purchases of long-term investments	—	(1,000)
Purchases of property and equipment, net	(6,330)	(14,980)
Capitalization of software development costs	(738)	(685)
Net cash used in investing activities	(72,785)	(47,720)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuances of common stock	2,268	86,135
Purchases of treasury stock	(40,160)	(160,937)
Net cash provided by (used in) financing activities	(37,892)	(74,802)
Effect of exchange rate changes on cash	(1,740)	(377)
Net increase (decrease) in cash and cash equivalents	29,658	(111,580)
Cash and cash equivalents, beginning of period	346,709	524,308
Cash and cash equivalents, end of period	$376,367	$412,728

(1)          Synopsys’ first quarter ends on the Saturday nearest to January 31. For presentation purposes, the unaudited condensed consolidated financial statements refer to a calendar month end.